Exhibit 1.28

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

THIS TRANSACTION IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION IS SUBJECT TO THE DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE BELOW DOCUMENT, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

PRESS RELEASE

Transfer to the Netherlands of the registered office and transformation of
Davide Campari-Milano S.p.A. into a Naamloze Vennootschap (N.V.)
governed by Dutch law

Execution of the Transaction scheduled on 4 July 2020

New ISIN Code starting from 6 July 2020

Settlement of the withdrawn shares scheduled on 7 July 2020

Milan, 1st July 2020 - With reference to the transfer of the registered office of Davide Campari-Milano S.p.A. (Campari or the Company) in the Netherlands, with simultaneous transformation into Naamloze Vennootschap (N.V.) governed by Dutch law (the Transaction), Campari announces that the Dutch notarial deed for the transfer of the registered office resolved by the extraordinary shareholders' meeting of 27 March 2020 is expected to be signed on 4 July 2020, with effect on the same date.

Following the transfer of the registered office to the Netherlands, the Company's shares will remain listed on the Mercato Telematico Azionario of Borsa Italiana (MTA) with the new ISIN code NL0015435975, active from 6 July 2020, without any actions to be taken by the shareholders.

Following the press release dated 23 June 2020, it should be noted that:

(i)
the settlement of the no. 7,728,414 shares for which the withdrawal right was legitimately exercised, net of the shares in relation to which the withdrawal was revoked and the shares for which the option and pre-emption right was exercised (and therefore the payment by the Company of the liquidation value of €8.376 per share to the withdrawing shareholders so entitled against the transfer of the withdrawn shares to the Company) and

(ii)
the settlement of the no. 30,065,665 withdrawn shares in relation to which the option and pre-emption right was exercised (and therefore the payment by the shareholders who purchased the shares of the price of €8.376 per share to the Company against the transfer of such shares to the shareholders who exercised the option and pre-emption right)

will take place on 7 July 2020 by means of the Monte Titoli system through depositary intermediaries, without need for any action by shareholders who exercised the withdrawal right and shareholders who exercised the option and pre-emption rights (provided that they have previously made available to their intermediary the funds necessary to pay the price of the shares purchased following the exercise of the option and pre-emption rights).

Please note that the settlement of the withdrawn shares and the shares purchased following the exercise of the option and pre-emption rights is conditional upon the completion of the Transaction.

For further details, please refer to the documentation relating to the Transaction available on the website of Campari, section https://www.camparigroup.com/en/investor/registered-office-transfer.

For further information

Investor Relations

Chiara Garavini	Tel. +39 02 6225 330	Email: chiara.garavini@campari.com

Corporate Communications

Enrico Bocedi	Tel. +39 02 6225 680	Email: enrico.bocedi@campari.com

http://www.camparigroup.com/en/investor
http://www.camparigroup.com/en

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IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This press release is for informational purposes only and is not intended to constitute and does not constitute an offer or an invitation to exchange, sell or a solicitation of an offer of subscription or purchase, or an  invitation to exchange, purchase or subscribe for any financial instrument or any part of the business or assets described herein, any other participation or a solicitation of any vote or approval in any jurisdiction, in relation to this transaction or otherwise, nor will any sale, issuance or transfer of financial instruments take place in any jurisdiction in breach of the applicable law. This press release must not be interpreted in any way as a recommendation to anyone who reads it. No offer of financial instruments will be made. This press release is not a prospectus or information document on a financial product or other offer document for purposes of Regulation (EU) 2017/1129 of the European Parliament and Council dated 14 June 2017.

This press release does not constitute an offer to the public in Italy, within the meaning set forth in Section 1, letter (t) of Legislative Decree no. 58 of 24 February 1998, as subsequently amended and supplemented. The issuance, publication or distribution of this documentation in certain jurisdictions may be restricted by law and, therefore, persons in the jurisdictions in which this document is issued, published or distributed must become informed and comply with such restrictions.

This press release does not constitute an offer of sale of securities in the United States under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or in any other jurisdiction in which it is illegal to make such an offer, or a solicitation of votes for the Shareholders’ Meeting mentioned in this document. The securities referred to in this press release have not been and will not be registered in accordance with the Securities Act or the securities laws of any state or other jurisdiction of the United States, and any statement to the contrary constitutes a breach of the law. The securities referred to herein have not been approved, disapproved or recommended by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other U.S. regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of the offering of the securities referred to herein. The securities referred to in this press release may not be offered or sold in the United States or to, or on behalf of or for the benefit of U.S. Persons, as defined in Regulation S under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act, and in compliance with any applicable securities laws of any state or other jurisdiction of the United States.